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                                  EXHIBIT 23.1
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HealthAxis Inc.
East Norriton, PA



CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 and in the related Prospectus of our report dated March 16, 2000 except for Notes 11, 14, 17, 18, 19, 20, 26 and 28 which are as of September 29, 2000 and Notes 6, 7, 8 and 27 which are as of October 13, 2000, relating to the consolidated financial statements of HealthAxis Inc. for the three years in the period ended December 31, 1999 included in the Company's Annual Report on Form 10-K/A.


/s/ BDO Seidman, LLP
BDO Seidman, LLP


Philadelphia, Pennsylvania
January 26, 2001